                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

                                File No. 001-13660

      Check the appropriate box:
      /X/        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      / /        Definitive Information Statement

                      AAMES FINANCIAL CORPORATION
------------------------------------------------------------
      (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          AAMES FINANCIAL CORPORATION

                                ----------------

                             INFORMATION STATEMENT
                                  MAY   , 2000

                             ---------------------

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

                            ------------------------

                                  INTRODUCTION

    This Information Statement is furnished in connection with the prior action taken by the holders of a majority of shares of Series B Convertible Preferred Stock, par value $0.001 (the "SERIES B PREFERRED STOCK") and the Series C Convertible Preferred Stock, par value $0.001 (the "SERIES C PREFERRED STOCK" and, together with the Series B Preferred Stock, the "PREFERRED STOCK"), together as a single class, entitled to vote on certain corporate matters relating to Aames Financial Corporation, a Delaware corporation (the "COMPANY"). This information statement is furnished in compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    As of April 28, 2000, there were 29,704,000 authorized shares of Series B Preferred Stock of which 26,704,000 shares were issued and outstanding and there were 107,122,664 authorized shares of Series C Preferred Stock of which
[            ] shares were issued and outstanding.

    The Company has 86,956,064 shares of Series C Preferred Stock which have been authorized, but have not yet been issued. The Company's Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION") requires the Company to obtain the consent of the holders of the Preferred Stock, together as a single class, to issue those authorized but unissued shares of Series C Preferred Stock, or securities convertible into shares of Series C Preferred Stock. The holders of the Preferred Stock have previously consented to the issuance of up to 1 million shares of the 86,956,064 shares of issued, but unauthorized, shares of Series C Preferred Stock.

    The Board of Directors has proposed that the holders of the Preferred Stock, together as a single class, consent to the future issuance of up to 40 million additional shares of Series C Preferred Stock to enable the Company to raise additional capital through the issuance of shares of Series C Preferred Stock in the future without incurring the cost and delay associated with obtaining stockholder consent for each particular issuance of Series C Preferred Stock (the "PROPOSAL"). A more detailed description of the Proposal is included in this Information Statement beginning on page 6.

    On May 1, 2000 the holders of 26,704,000 shares (which represents 5,340,800 votes) of Series B Preferred Stock, or 100% of the total outstanding shares of the Series B Preferred Stock, and 18,827,346 shares of Series C Preferred Stock, or approximately 94.74% of the total outstanding shares of the Preferred Stock, together as a single class (the "VOTING STOCKHOLDERS"), consented in writing to the Proposal and such vote was therefore sufficient for approval of the Proposal.

    The Board of Directors of the Company (the "BOARD OF DIRECTORS") is not soliciting any proxies or consents from any other stockholders in connection with the Proposal. This Information Statement is being mailed on or about
[            ], to all holders of record as of May 1, 2000 of the Company's
Common Stock, par value $0.001 per share (the "COMMON STOCK") and of the Company's Series C Preferred Stock who did not consent to the Proposal.

    The principal executive offices of the Company are located at 350 S. Grand Avenue, 52nd Floor, Los Angeles, California 90071 and its telephone number is
(323) 210-5000.

                        DISSENTERS' RIGHTS OF APPRAISAL

    No action was taken in connection with the Proposal by the Board of Directors or the Voting Stockholders for which the DGCL, the Certificate of Incorporation or the Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

         INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON

    No officer or director of the Company has any substantial interest in the Proposal, except insofar as such officers or directors may be stockholders, or holders of derivative securities, of the Company, in which case the implementation of the Proposal will affect them in the same manner as its affect all other stockholders, or holders of derivative securities, of the Company. However, as a result of the Proposal the Board of Directors will have the discretion to issue shares of, or securities convertible into shares of, Series C Preferred Stock including to officers and/or directors of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of April 28, 2000, certain information relating to the ownership of the Common Stock which includes shares of Common Stock issuable upon the exercise of stock options and warrants and conversion of Preferred Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Directors and certain of its executive officers and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

NUMBER OF                                                                                 PERCENT
TITLE OF CLASS                         NAME AND ADDRESS                    SHARES         OF CLASS
--------------         ------------------------------------------------  -----------      --------
Common Stock           Specialty Finance Partners .....................   24,418,146(1)     79.72%
                         54 Thompson Street
                         New York, New York 10012

Common Stock           David H. Elliott(2).............................        1,000            *

Common Stock           Steven M. Gluckstern(3) (4).....................       36,830(5)         *

Common Stock           Neil B. Kornswiet(6)............................      481,572(7)      7.61%

Common Stock           A. Jay Meyerson(2)..............................       22,500(8)         *

Common Stock           Adam M. Mizel(3)................................       18,415(5)         *

Common Stock           Eric C. Rahe(3).................................        3,735(5)         *

Common Stock           Mani A. Sadeghi(3)..............................          625(5)         *

Common Stock           David A. Spuria(3)..............................        2,490(5)         *

Common Stock           Georges C. St. Laurent, Jr.(2)..................      321,320(9)      4.93%

Common Stock           Cary H. Thompson(2).............................      384,184(10)     5.83%

Common Stock           Joe Tomei(2)....................................          125(5)         *

Common Stock           All executive officers and directors as a group       791,099(11)    11.32%
                         (10 persons)..................................

Series B               Specialty Finance Partners .....................   26,704,000(14)   100.00%
  Preferred              54 Thompson Street
  Stock(12)(13)          New York, New York 10012

Series C               Specialty Finance Partners .....................   18,827,346(15)    93.06%
  Preferred Stock(12)    54 Thompson Street
                         New York, New York 10012

Series C               Georges C. St. Laurent, Jr.(2)..................      310,000(16)     1.53%
  Preferred Stock(12)

NUMBER OF                                                                                 PERCENT
TITLE OF CLASS                         NAME AND ADDRESS                    SHARES         OF CLASS
--------------         ------------------------------------------------  -----------      --------
Series C               Cary H. Thompson(2).............................      250,000(17)        *
  Preferred Stock(12)

Series C               All executive officers, directors and nominees
  Preferred Stock(12)    as a group (10 persons)(18)...................    1,800,000(19)     1.78%

------------------------

   * Less than one percent.

 (1) Includes shares of Common Stock issuable upon conversion of 26,704,000 shares of Series B Preferred Stock and 18,827,346 shares of Series C Preferred Stock. In addition, Specialty Finance Partners, as a result of the receipt of warrants to purchase 250,000 shares of Common Stock by Capital Z Management, Inc., may be deemed to be the beneficial owner of 250,000 shares of Common Stock. Specialty Finance Partners is a Bermuda general partnership, 99.6% of which is owned by Capital Z Financial Services Fund II, L.P. and 0.4% of which is owned by Equifin Capital Parters, LLC.

 (2) The address of each individual is in care of the Company at 350 S. Grand Avenue, 52nd Floor, Los Angeles, California 90071.

 (3) The address of each individual is in care of Capital Z Partners, 54 Thompson Street, New York, New York 10012.

 (4) Mr. Gluckstern is a member of the Investment Committees of Capital Z Partners, Ltd. and Capital Z Management, Inc. and, in such capacities has the authority to approve the disposition of investments of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. which are both general partners of Specialty Finance Partners.

 (5) Represents shares of Common Stock underlying warrants which are currently exercisable. Each of Messrs. Gluckstern, Mizel, Rahe, Sadeghi, and Spuria has disclaimed beneficial ownership of the Preferred Stock held by Specialty Finance Partners.

 (6) Mr. Kornswiet's address is care of Belin Rawlings & Badal, 11601 Wilshire Boluvard, Suite 2200, Los Angeles, California 90025-1758, ATTN: Douglas Rawlings.

 (7) Includes 119,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of April 28, 2000. Mr. Kornswiet's employment with the Company ended during the first quarter of fiscal 2000. The Company is in discussions with Mr. Kornswiet regarding terms and conditions of his departure which may affect the number of exercisable options and the expiration date of such options.

 (8) Represents shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of April 28, 2000. If the Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Plan) reaches certain price targets, an additional 67,500 options could vest within the next 60 days. Mr. Meyerson was appointed as the Company's Chief Executive Officer on October 25, 1999 and as a member of the Board of Directors on November 1, 1999.

 (9) Includes 1,320 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of April 28, 2000, and includes 310,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.

 (10) Includes 329,804 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of April 28, 2000 and includes 50,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock. If the Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Plan) reaches certain price targets, an additional 17,416 options could vest within the next 60 days.

 (11) Includes 775,719 shares of Common Stock underlying options or warrants which are currently exercisable or which will become exercisable within 60 days of April 28, 2000 and includes 360,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.

 (12) As the shares of Preferred Stock were, on April 28, 2000, convertible into shares of Common Stock, they are included in the Common Stock shares and percent of class figures.

 (13) Specialty Finance Partners holds 100% of the issued and outstanding Series B Preferred Stock. Non of the Directors or executive officers beneficially hold any shares of Series B Preferred Stock.

 (14) Convertible into 5,340,800 shares of Common Stock.

 (15) Convertible into 18,827,346 shares of Common Stock.

 (16) Convertible into 310,000 shares of Common Stock.

 (17) Convertible into 50,000 shares of Common Stock.

 (18) Other than in the case of Messrs. St. Laurent and Thompson, none of the Directors or executive officers beneficially hold any shares of Series C Preferred Stock.

 (19) Convertible into 360,000 shares of Common Stock.

                             EXECUTIVE COMPENSATION

    Information with respect to the executive compensation of the Company is incorporated herein by this reference to the Company's definitive Proxy Statement for the Company's 1999 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission (the "SEC") on February 4, 2000 and mailed to all of the holders of the Common Stock, Series B Preferred Stock and Series C Preferred Stock.

                        FINANCIAL AND OTHER INFORMATION

    The Company's financial statements are incorporated herein by this reference to the Company's Annual Report of Form 10-K for the fiscal year ending June 30, 1999 (filed with the SEC on September 3, 1999, the Company's Form 10-K/A filed with the SEC on August 6, 1999 and the Company's Quarterly Report of Form 10-Q for the quarter ending September 30, 1999 (filed with the SEC on November 15, 1999) and the quarter ending December 31, 2000 (filed with the SEC on February 14, 2000).

      THE PROPOSAL TO ISSUE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK

GENERAL

    The Company has 86,956,064 shares of Series C Preferred Stock which have been authorized, but have not yet been issued. The Company's Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION") requires the Company to obtain the consent of the holders of the Preferred Stock, together as a single class, to issue those authorized but unissued shares of Series C Preferred Stock, or securities convertible into shares of Series C Preferred Stock. The holders of the Preferred Stock have previously consented to the issuance of up to 1 million shares of the 86,956,064 shares of issued, but unauthorized, shares of Series C Preferred Stock.

    The Board of Directors has proposed that the holders of the Preferred Stock, together as a single class, consent to the future issuance of up to 40 million additional shares of Series C Preferred Stock to enable the Company to raise additional capital through the issuance of shares of Series C Preferred Stock in the future without incurring the cost and delay associated with obtaining stockholder consent for each particular issuance of Series C Preferred Stock.

EFFECT OF APPROVAL OF THE PROPOSAL

    The Company intends to issue shares of, or securities convertible into shares of, Series C Preferred Stock to investors from time to time. As of the date 20 days after the date this Information Statement is mailed to stockholders (the "NOTICE EFFECTIVE DATE"), the Board of Directors will have the authority to issue up to 40 million shares of, or securities convertible into shares of, Series C Preferred Stock in accordance with the Company's Certificate of Incorporation, the Company's Bylaws and the General Corporation Law of the State of Delaware.

    The Board of Directors has, from time to time, made the determination that it would be in the best interests of the Company to issue some of the authorized but unissued shares of Series C Preferred Stock.

    The price per share for future issuances of shares of Series C Preferred Stock has not yet been determined. The Board of Directors reserves the right to accept any legally valid consideration for any future issuances of shares of Series C Preferred Stock pursuant this Proposal.

    Current holders of the Company's Series C Preferred Stock would be affected by the proposal in that the total number of shares of Series C Preferred Stock outstanding may increase by up to 40 million shares.

TERMS OF THE SERIES C CONVERTIBLE PREFERRED STOCK.

    The following is a summary of the material terms of the Series C Preferred
Stock:

    - RANK. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series C Preferred Stock and the Series B Preferred Stock rank senior to each other class or series of preferred stock and prior to the Common Stock and all subsequently issued classes and series of capital stock. The Series C Preferred Stock ranks in parity with the Series B Preferred Stock.

    - LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will receive $1.00 per share (subject to appropriate adjustment for the Reverse Stock Split, as defined below) plus all accrued but unpaid dividends.

    - DIVIDENDS. The holders of Series C Preferred Stock will receive cash dividends at an annual rate of 6.5%, payable quarterly in cash. The Company has the option to accrue and not pay dividends for the first two years after issuance of the shares.

    - RESTRICTIONS ON DIVIDENDS. So long as any shares of Series C Preferred Stock and Series B Preferred Stock are outstanding, we may not pay any dividends on or repurchase, redeem or retire any junior securities.

    - VOTING RIGHTS. Each share of Series C Convertible Preferred Stock will be entitled to one vote. The holders of the C Preferred Stock are entitled to vote with the holders of the Common Stock and the holders of the Series B Preferred Stock, as a single class, on all matters presented to the holders of the Common Stock except that the holders of the Series C Convertible Stock may not vote for the election of directors.

    - RESTRICTIONS. Without the consent of the holders of the Series C Preferred Stock and the Series B Preferred Stock, voting as a single class, we may not take any of the following actions:

       - authorize, create or issue, or increase the authorized amount of any senior securities, parity securities or any security convertible into a class or series of capital stock prior to the mandatory redemption date of the Series B Preferred Stock;

       - reorganize or reclassify outstanding shares of common stock, enter into any consolidation or merger, or sell or convey all or substantially all our property;

       - amend, alter or repeal any provisions of our Certificate of Incorporation or Bylaws to the extent that such action would have a material adverse effect on the rights of the Series C Preferred Stock or Series B Preferred Stock;

    - REDEMPTION. On February 10, 2009, we may redeem all outstanding shares of Series C Preferred Stock and the Series B Preferred Stock by paying the stated value per share ($5.00 per share) plus all accrued but unpaid dividends in cash out of funds legally available for such purpose.

    - CONVERSION. Each share of Series B and Series C Convertible Preferred Stock will be convertible into one share of common stock.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of the Preferred Stock, voting together as a single class.

                     STOCKHOLDER PROPOSALS AND SUBMISSIONS

    No security holder entitled to consent has submitted to the Company a proposal which is accompanied by notice of such security holders' intention to present the proposal for action at a future meeting of the stockholders of the Company.

                                          AAMES FINANCIAL CORPORATION

                                          [SIGNATURE]
                                          John F. Madden, Jr.
                                          SECRETARY

May   , 2000